EXHIBIT 99.2


              EXPRESS SCRIPTS REPORTS RECORD THIRD QUARTER EARNINGS

ST. LOUIS, OCTOBER 23, 2002--Express Scripts, Inc. (Nasdaq: ESRX) announced third quarter net income before extraordinary items of $53.9 million, or 68 cents per diluted share, an increase of 39 percent over the same quarter of 2001, excluding the amortization of goodwill.

         Express Scripts generated $115.3 million of cash flow from operations in the third quarter compared with $72.5 million in the same quarter last year. During the quarter, the company repaid $85.0 million of debt, and early in the fourth quarter, the company repaid an additional $55 million.
Express Scripts repurchased 664,000 shares of common stock for $30.9 million during the third quarter. To date, the company has repurchased 5.1 million shares of common stock under its share repurchase program, which was expanded to 10 million shares last quarter.

         "The financial results for the quarter reflect the strength of our business model, which makes prescription drugs more affordable for the American workforce and their employers," stated Barrett Toan, chairman and chief executive officer. "Our business model is based on a win-win situation - the savings we generate for our clients and members result in strong operating performance for our company. Express Scripts makes prescription drugs more affordable by securing discounts from drug manufacturers and retailers, helping plan sponsors and their members take advantage of those discounts, encouraging the use of more economical generic drugs and mail delivery, and promoting more appropriate use of prescription drugs."

STRONG OPERATING RESULTS

         While the company enjoyed record operating results, the quarter was impacted by the anticipated loss of two clients. Prior to Express Scripts' acquisition of National Prescription Administrators (NPA), the State of Illinois notified NPA that the state would not renew with NPA. In addition, Express Scripts' contract with RightCHOICE Managed Care, Inc. was not renewed following the acquisition of RightChoice by WellPoint Health Networks Inc., which operates its own pharmacy benefit manager subsidiary.

         Revenues for the third quarter of 2002 were $3.4 billion, a 44 percent increase over $2.4 billion for the same quarter last year. This year-to-year increase is due primarily to increased rates of utilization of prescription drugs by members, the acquisition of NPA, and drug price inflation.

         Mail pharmacy prescriptions increased to 7.0 million during the third quarter of 2002, a 30 percent increase compared with the same quarter last year. In addition, specialty distribution claims in the third quarter increased to 0.8 million, a 59 percent increase over last year's third quarter. Network pharmacy claims processed in the third quarter were 88.9 million, a 26 percent increase over the third quarter of 2001.

         Network claims were slightly below the level experienced in the second quarter of 2002 reflecting normal seasonal utilization patterns and the loss of the two clients discussed above. While this resulted in slightly lower gross profits in the third quarter than the second quarter, selling, general and administrative expenses were reduced by a greater percentage, resulting in a 9 percent increase in operating income over the second quarter of 2002.

         Generic versions of Prinivil and Zestril became available in July 2002, which contributed to a continued increase in overall generic utilization. In the third quarter of 2002, generic drugs comprised 46.0 percent of total retail prescriptions filled compared to 43.7 percent in the second quarter, while in the mail, generics were 36.3 percent compared to 34.0 percent last quarter.

         Selling general and administrative expenses decreased from the second quarter mainly as a result of the completion of the integration of the legacy Express Scripts, ValueRx and Diversified Pharmaceuticals Services claims processing platforms. Express Scripts eliminated three claims processing platforms in three years, and during the third quarter transferred the last tier of clients from its remaining legacy system to the company's Anchor adjudication platform. The company's legacy operating system was retired at the end of the second quarter, which reduced depreciation expense in the third quarter of 2002.

         Increased mail penetration and higher levels of generic utilization have had a positive impact on the profitability per claim. EBITDA per adjusted claim was $1.02 for the third quarter of 2002, a 10 percent over the third quarter of 2001.

         Extraordinary losses on the early retirement of debt of $0.5 million, net of tax, and $0.4 million, net of tax, were incurred for the third quarter of 2002 and 2001, respectively.

INCREASED EARNINGS GUIDANCE

         Express Scripts previously announced that it expects full-year 2002 diluted earnings per share to be in the $2.53 to $2.56 range. The increased guidance reflects:

         o        Growth of mail pharmacy services
         o Increased generic utilization, which benefits both clients and members, and
         o        Benefits from the acquisition of NPA

         Express Scripts also raised guidance for 2003 partially due to strong results to date from its 2003 selling season; most new sales were for fully integrated services. The company believes its 2003 diluted earnings per share will be in the $3.10 to $3.20 range. Financial performance for 2003 will be dependent, among other things, on year-end sales results, increase in mail pharmacy prescriptions, generic utilization, growth in specialty distribution services, and the successful integration of NPA. The company's guidance for 2003 assumes the loss of a contract with a large managed care organization for mail pharmacy services only.

SPECIALTY DISTRIBUTION EXPANDS PRODUCT OFFERING

         Orphan Medical, Inc. selected Express Scripts' Specialty Distribution Subsidiary (SDS) to be the sole distributor of Xyrem (R)(sodium oxybate) oral solution. Xyrem (R) was approved for the treatment of cataplexy, a debilitating symptom associated with narcolepsy, a chronic, neurological sleep disorder. Patients with cataplexy experience a sudden loss of muscle tone triggered by strong emotions such as laughter, anger, fright or surprise, and in severe attacks, the patient may collapse and be unable to move for up to several minutes. Since the medicine is a Schedule III controlled substance, Orphan Medical has developed a system that makes Xyrem available to patients exclusively from SDS. SDS will provide pharmacy services to patients, collect patient-registry information, provide reimbursement support, distribute information materials, and serve as a resource for product and educational information.

EXPRESS SCRIPTS INCLUDED IN FORTUNE'S 100 FASTEST GROWING COMPANIES

         Express Scripts was ranked among the 100 fastest-growing companies in the United States by FORTUNE MAGAZINE, published in the September 2, 2002 issue. The ranking was based on sales and earnings per share growth (minimum of 25 percent to be considered) and total return to investors over the last three years. In the survey, Express Scripts placed 65th overall -ranking 35th in revenue growth, 76th in earnings per share growth, and 66th in total return - representing three-year average annual rates of 50%, 35% and 19%, respectively.

         Express Scripts, Inc. is one of the largest pharmacy benefit management
(PBM) companies in North America providing PBM services to over 50 million members through facilities in eight states and Canada. Express Scripts serves thousands of client groups, including managed care organizations, insurance carriers, third-party administrators, employers and union-sponsored benefit plans.

         Express Scripts provides integrated PBM services, including network pharmacy claims processing, mail pharmacy services, benefit design consultation, drug utilization review, formulary management, disease management, medical and drug data analysis services, medical information management services and informed decision counseling services through its Express Health Line SM division. The company also provides distribution services for specialty pharmaceuticals through its Specialty Distribution subsidiary and sampling services through its Phoenix subsidiary. Express Scripts is headquartered in St. Louis, Missouri. More information can be found at http://www.express-scripts.com, which includes expanded investor information and resources.

SAFE HARBOR STATEMENT

     This press release contains forward-looking statements, including, but not limited to, statements related to the company's plans, objectives, expectations (financial and otherwise) or intentions. Actual results may differ significantly from those projected or suggested in any forward-looking statements. Factors that may impact these forward-looking statements include but are not limited to:

o risks associated with our acquisitions of Phoenix Marketing Group (Holdings), Inc. and NPA, including integration risks and costs, risks of client retention and repricing of client contracts, and risks associated with the operations of acquired businesses
o risks associated with our ability to maintain internal growth rates, or to control operating or capital costs
o continued pressure on margins resulting from client demands for lower prices, enhanced service offerings and/or higher service levels, and the possible termination of, or unfavorable modification to, contracts with key clients or providers
o competition in the PBM industry, and our ability to consummate contract negotiations with prospective clients, as well as competition from new competitors offering services that may in whole or in part replace services that we now provide to our customers
o adverse results in regulatory matters, the adoption of new legislation or regulations (including increased costs associated with compliance with new laws and regulations, such as privacy regulations under the Health Insurance Portability and Accountability Act (HIPAA)), more aggressive enforcement of existing legislation or regulations, or a change in the interpretation of existing legislation or regulations
o increased compliance risks relating to our contracts with the Department of Defense Tricare Plan and various state governments
o risks arising from investigations of certain PBM practices and pharmaceutical pricing, marketing and distribution practices currently being conducted by the U.S. Attorney offices in Philadelphia and Boston and other regulatory agencies
o the possible loss, or adverse modification of the terms, of our relationships with pharmaceutical manufacturers, or changes in pricing, discount or other practices of pharmaceutical manufacturers
o adverse results in litigation, including a pending case which purports to be a class action, challenging Express Scripts' business practices under the Employee Retirement Income Security Act (ERISA)
o risks associated with the use and protection of the intellectual property we use in our business
o risks associated with our leverage and debt service obligations, including the effect of certain covenants in our borrowing agreements
o risks associated with our ability to continue to develop new products, services and delivery channels
o general developments in the health care industry, including the impact of increases in health care costs, changes in drug utilization and cost patterns and introductions of new drugs
o uncertainties regarding the implementation and the ultimate terms of proposed government initiatives, including a Medicare prescription drug benefit
o increase in credit risk relative to our clients due to adverse economic trends
o risks associated with our inability to attract and retain qualified personnel
o other risks described from time to time in our filings with the Securities and Exchange Commission

We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

FINANCIAL TABLES FOLLOW

                              EXPRESS SCRIPTS, INC.

                 UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS
                      (in thousands, except per share data)

                                                                THREE MONTHS ENDED                NINE MONTHS ENDED
                                                                   SEPTEMBER 30,                    SEPTEMBER 30,
                                                         -----------------------------     ---------------------------
                                                              2002             2001            2002            2001
                                                         --------------  -------------     ------------  -------------
Revenues                                                 $ 3,426,198      $ 2,381,252      $9,577,905     $ 6,719,135
Cost of revenues                                           3,214,736        2,236,799       8,979,682       6,279,499
                                                         ------------    -------------     -----------   -------------
Gross profit (1)                                             211,462          144,453         598,223         439,636
Selling, general and administrative (1)                      112,162           84,222         329,860         266,610
                                                         ------------    -------------     -----------   -------------
Operating income                                              99,300           60,231         268,363         173,026
                                                         ------------    -------------     -----------   -------------
Other (expense) income :
 Undistributed loss from joint venture                        (1,224)            (435)         (3,294)         (1,093)
 Interest income                                               1,391            1,837           3,770           5,521
 Interest expense                                            (11,753)          (8,417)        (31,535)        (26,190)
                                                         ------------    -------------     -----------   -------------
                                                             (11,586)          (7,015)        (31,059)        (21,762)
                                                         ------------    -------------     -----------   -------------
Income before income taxes                                    87,714           53,216         237,304         151,264
Provision for income taxes                                    33,777           20,653          90,698          60,378
                                                         ------------    -------------     -----------   -------------
Income before extraordinary items                             53,937           32,563         146,606          90,886
Extraordinary items, net of taxes                               (495)            (372)           (495)           (372)
                                                         ------------    -------------     -----------   -------------
Net income                                               $    53,442      $    32,191      $  146,111     $    90,514
                                                         ============    =============     ===========   =============
Basic earnings per share (2):
 Before extraordinary items                              $      0.70      $      0.41      $     1.88     $      1.16
 Extraordinary items                                     $     (0.01)     $         -      $    (0.01)    $         -
                                                         ------------    -------------     -----------   -------------
 Net income                                              $      0.69      $      0.41      $     1.87     $      1.16
                                                         ============    =============     ===========   =============
Weighted average number of common shares
 outstanding during the period - basic (2)                    77,829           78,382          77,962          77,978
                                                         ============    =============     ===========   =============
Diluted earnings per share (2):
 Before extraordinary items                              $      0.68      $      0.40      $     1.84     $      1.13
 Extraordinary items                                     $     (0.01)     $         -      $    (0.01)    $         -
                                                         ------------    -------------     -----------   -------------
 Net income                                              $      0.67      $      0.40      $     1.83     $      1.13
                                                         ============    =============     ===========   =============
Weighted average number of common shares
 outstanding during the period - diluted (2)                  79,449           80,612          79,786          80,156
                                                         ============    =============     ===========   =============

Reconciliation of prior year under FAS 142
 Goodwill amortization, net of tax                                        $     6,543                     $    19,625
 Net income before extraordinary items                                    $    39,106                     $   110,511
 Extraordinary items, net of tax                                          $      (372)                    $      (372)
 Net income                                                               $    38,734                     $   110,139
 Net income before extraordinary items per share:
   Basic                                                                  $      0.50                     $      1.42
   Diluted                                                                $      0.49                     $      1.38
 Net income per share:
   Basic                                                                  $      0.49                     $      1.41
   Diluted                                                                $      0.48                     $      1.37

EBITDA (3)                                               $   112,498      $    80,869      $  334,836     $   231,864
                                                         ============    =============     ===========   =============
SEE NOTES TO UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS

                              EXPRESS SCRIPTS, INC.

             NOTES TO UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS
                                 (in thousands)

General: Certain reclassifications have been made to prior years financial statements to conform with the current quarter's presentation.



(1) Includes depreciation and amortization expense of:

                                        3 MONTHS ENDED         9 MONTHS ENDED
                                         SEPTEMBER 30,          SEPTEMBER 30,
                                     --------------------  ---------------------
                                        2002       2001        2002       2001
                                     --------- ----------  ---------- ----------
Gross Profit                          $ 5,691   $  4,506    $ 22,663   $ 11,557
Selling, general and administrative   $ 7,507   $ 16,132    $ 43,810   $ 47,281


(2) Earnings per share and weighted average shares outstanding have been restated to reflect the two-for-one stock split effective June 22, 2001.


(3) EBITDA is earnings before other income (expense), taxes, depreciation and amortization, or operating income plus depreciation and amortization. EBITDA is presented because it is a widely accepted indicator of a company's ability to incur and service indebtedness. EBITDA, however, should not be considered as an alternative to net income as a measure of operating performance, as an alternative to cash flow or a measure of liquidity. In addition, our calculation of EBITDA may not be identical to that used by other companies.

                              EXPRESS SCRIPTS, INC.

                      UNAUDITED CONSOLIDATED BALANCE SHEET
                                 (in thousands)

                                                 SEPTEMBER 30,     DECEMBER 31,
                                                     2002              2001
                                               ---------------   ---------------
ASSETS
Current assets
 Cash and cash equivalents                       $  161,598       $   177,715
 Receivables, net                                   994,787           883,827
 Inventories                                        123,671           122,375
 Other current assets                                37,460            29,286
                                               ---------------   ---------------
  Total current assets                            1,317,516         1,213,203

Property and equipment, net                         156,647           165,263
Goodwill, net                                     1,381,833           942,280
Other intangible assets, net                        251,926           165,349
Other assets                                         16,144            14,150
                                               ---------------   ---------------
Total assets                                    $ 3,124,066       $ 2,500,245
                                               ===============   ===============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
 Claims and rebate payable                      $ 1,011,136       $   910,360
 Other current liabilities                          431,527           335,257
                                               ---------------   ---------------
  Total current liabilities                       1,442,663         1,245,617

Long-term debt                                      620,884           346,119
Other long-term liabilities                          89,741            76,512
                                               ---------------   ---------------
  Total liabilities                               2,153,288         1,668,248

Total stockholders' equity                          970,778           831,997
                                               ---------------   ---------------
Total liabilities and stockholders' equity      $ 3,124,066       $ 2,500,245
                                               ===============   ===============

                              EXPRESS SCRIPTS, INC.
            UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (in thousands)


                                                    9 MONTHS ENDED SEPTEMBER 30,
                                                   -----------------------------
                                                        2002            2001
                                                   -------------   -------------
Cash flow from operating activities:
Net income                                         $   146,111     $     90,514
Adjustments to reconcile net income to
 net cash provided by operating activities:
  Depreciation and amortization                         66,473           58,838
  Other                                                 98,254           18,700
                                                   ------------    -------------
Net cash provided by operating activities:              10,838          168,052
                                                   ------------    -------------
Cash flows from investing and financing
 activities:
  Purchases of property and equipment                  (32,472)         (36,830)
  Acquisitions and joint venture                      (521,103)         (19,582)
  Treasury stock acquired                              (66,840)         (27,055)
  Repayment of long-term debt                         (150,000)         (50,000)
  Proceeds from long-term debt                         425,000                -
  Other                                                 18,460           17,031
                                                   ------------    -------------
Net cash used in investing and
 financing activities                                 (326,955)        (116,436)
                                                   ------------    -------------

Net (decrease) increase in cash and
 cash equivalents                                      (16,117)          51,616

Cash and cash equivalents at beginning
 of period                                             177,715           53,204
                                                   ------------    -------------
Cash and cash equivalents at end
 of period                                           $ 161,598     $    104,820
                                                   ============    =============

                              EXPRESS SCRIPTS, INC.
                                     Table 1
                         UNAUDITED OPERATING STATISTICS
                        (in thousands, except per claim)

                               3 MONTHS       3 MONTHS       3 MONTHS      3 MONTHS        3 MONTHS       3 MONTHS
                                 ENDED          ENDED          ENDED         ENDED           ENDED          ENDED
                              09/30/2002     06/30/2002     03/31/2002    12/31/2001      09/30/2001     06/30/2001
                              ----------     ----------     ----------    -----------    -----------    -----------
DRUG SPENDING
PBM                           $5,629,335     $5,539,571    $ 4,636,790    $ 4,486,130    $ 3,914,546    $ 3,856,119
Specialty Dist. (SDS)            353,693        328,938        290,081        251,746        183,299        172,918
                              ----------     ----------    -----------    -----------    -----------    -----------
   Total                      $5,983,028     $5,868,509    $ 4,926,871    $ 4,737,876    $ 4,097,845    $ 4,029,037
                              ==========     ==========    ===========    ===========    ===========    ===========

REVENUE DETAIL
PBM revenues (1)              $3,382,600     $3,360,382    $ 2,720,200    $ 2,590,515    $ 2,367,019    $ 2,228,852
Non-PBM revenues                  43,598         42,256         28,869         19,132         14,233         18,491
                              ----------     ----------    -----------    -----------    -----------    -----------
Total revenues                $3,426,198     $3,402,638    $ 2,749,069    $ 2,609,647    $ 2,381,252    $ 2,247,343
                              ==========     ==========    ===========    ===========    ===========    ===========

PER CLAIM
Network revenue/claim         $    26.89     $    26.05    $     23.95    $     23.40    $     24.01    $     22.46
Mail revenue/claim            $   139.50     $   137.87    $    130.91    $    123.75    $    122.37    $    126.06

CLAIMS DETAIL
Network                           88,869         91,610         80,112         79,967         70,373         71,311
SDS                                  794            759            666            581            500            436
Mail                               7,036          6,967          6,039          5,714          5,404          4,879
                              ----------     ----------    -----------    -----------    -----------    -----------
Total claims                      96,699         99,336         86,817         86,262         76,277         76,626
                              ==========     ==========    ===========    ===========    ===========    ===========
Adjusted claims (3)              110,771        113,270         98,895         97,690         87,085         86,384
                              ==========     ==========    ===========    ===========    ===========    ===========

MARGIN ANALYSIS
Gross profit margin                  6.2%           6.2%           5.8%           6.0%           6.1%           6.7%
EBITDA margin                        3.3%           3.4%           3.4%           3.3%           3.4%           3.4%

PER ADJUSTED CLAIM
Drug spend                     $   54.01      $   51.81     $    49.82    $     48.50    $     47.06     $    46.64
Gross profit                        1.91      $    1.87     $     1.62    $      1.60    $      1.66     $     1.74
EBITDA                              1.02      $    1.01     $     0.94    $      0.87    $      0.93     $     0.89


SEE NOTES TO UNAUDITED OPERATING STATISTICS


                             SELECTED RATIO ANALYSIS
                                     TABLE 2

                                 AS OF         AS OF          AS OF          AS OF          AS OF          AS OF
                              09/30/2002     06/30/2002     03/31/2002    12/31/2001      09/30/2001     06/30/2000
                              ----------     ----------     ----------    ----------      ----------     ----------

Debt to EBITDA ratio (1)             1.5x           1.8x           1.0x          1.1x            1.1x           1.4x
Interest coverage ratio (1)         10.6x          10.7x          10.2x          9.3x            8.4x           7.5x
Debt to enterprise value            12.8%          15.2%           7.2%          8.7%            7.4%           8.4%
Debt to capitalization              39.0%          42.8%          28.3%         29.4%           29.8%          33.3%


(1)  Uses financial information for the twelve months ended

                              EXPRESS SCRIPTS, INC.

                                      NOTES


UNAUDITED OPERATING STATISTICS (excludes non-recurring items)

General: Certain reclassifications have been made to prior years and prior quarter's financial statements to conform with the current quarter's presentation



(1) Our PBM revenues generally include administrative fees, dispensing fees and ingredient costs of pharmaceuticals dispensed from retail pharmacies included in one of our networks or from one of our mail pharmacies, and the associated costs are recorded in cost of revenues (the Gross Basis). Where we only administer the contracts between our clients and the clients' retail pharmacy networks we record as revenues only the administrative fee we received from our activities (the Net Basis).

(2) This increase primarily reflects the transfer of clients to pharmacy networks managed by us (Gross Basis -- see footnote 1); higher utilization and drug costs; and new membership.

(3) Adjusted claims represent network claims plus mail claims, which are multiplied by 3, as mail claims are typically 90 day scripts and network claims are generally 30 day scripts.

(4) Margin analysis is not indicative of profitability -- margins are greatly impacted by the transfer of clients to pharmacy networks managed by us (Gross Basis) from the clients' network (Net Basis). When we process claims for a client's pharmacy network, all we record as revenue is an administrative fee (Net Basis). When a client is transferred to one of our networks, we charge the administrative fee and a fee for managing the pharmacy network. In addition, we gross up revenues and cost of revenues to include the ingredient cost (Gross Basis). Thus, while the margin percentage appears to decline because revenues are grossed up for the ingredient cost, our actual profit per claim and net income improves due to the fee we receive for managing the pharmacy network.